EXHIBIT 24.10

POWER OF ATTORNEY

Know all by these presents, that I, the undersigned do hereby appoint Richard Hanson, as my attorney-in-fact with full power of substitution, to execute in his respective name, individually and in my capacity as Manager.

The Rule 13e-3 Transaction Statement Under Section 13(e) of the Securities Exchange Act of 1934 on Schedule 13E-3 (the “Schedule 13E-3”) of Show Me Ethanol, LLC and any and all amendments thereto, and to file the Schedule 13E-3, any and all such amendments, and exhibits and documents thereto required in connection therewith with the Securities and exchange Commission and granting unto each attorney-in-fact and any substitute, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and his substitute may be lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of September, 2009.

/s/ Robert B. Quinn
Name: Robert B. Quinn
Title: Manager

STATE OF MISSOURI             )
 ) ss.
COUNTY OF JACKSON          )

On this 15th day of September, 2009, before me a Notary public qualified for said County, personally came Robert B. Quinn, known to me to be the identical person who signed the foregoing instrument and acknowledged the execution thereof to be his voluntary act and deed.

/s/ R. Denison
Notary Public
{Seal}
My commission expires: 9/24/2011